EXHIBIT 3.1 - CERTIFICATE OF INCORPORATION

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:58 AM 10/08/2008
FILED 10:58 AM 10/08/2008
SRV 081022152 - 4610061 FILE

                                State of Delaware
                          Certificate of Incorporation
                                       of
                               A Stock Corporation

First:   The name of the corporation shall be MEIGUO ACQUISITION CORP.

Second: Its registered office is to be located at One Commerce Center, 1201 Orange Suite #600, in the City of Wilmington, County of New Castle Zip Code 19899. The registered agent in charge thereof is Incorp Services, Inc.

Third: The nature purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of Delaware.

Fourth: The total number of shares of stock which the Corporation is authorized to issue is 270,000,000 shares, consisting of 250,000,000 shares of Common Stock having a par value of $.0001 per share and 20,000,000 shares of Preferred Stock having a par value of $.0001 per share and to be issued in such series and to have such rights, preferences, and designation as determined by the Board of Directors of the Corporation.

Fifth: The name and address of the incorporator is as follows:

          Name: David Keaveney
          Mailing Address: 28248 North Tatum Blvd., Suite B-1-434
                           Cave Creek, AZ 85331

Sixth: The number of directors constituting the initial board of directors of the corporation is one (1). The number of directors may be either increased or decreased from time to time by the Bylaws, but shall never be less than one (1). The name and address of each person who is to serve as a member of the initial board of directors is:

          Name: David Keaveney
          Mailing Address: 28248 North Tatum Blvd., Suite B-1-434
                           Cave Creek, AZ 85331

Seventh: The Board of Directors shall have the power to amend or repeal the by-laws.

Eighth: No director shall be personally liable to the Corporation or its stockholders for monetary damages from any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall
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be liable to the extent  provided by  applicable  law, (i) for acts or breach of the directory's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director prior to such amendment.

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 7th day of October, 2008.


                                     By: /s/ David Keaveney
                                        --------------------------------
                                        David Keaveney, Incorporator